Exhibit 99.1
                               Joint Press Release

                        DIALYSIS CORPORATION OF AMERICA
                      Completes Merger With Medicore, Inc.

LINTHICUM, MD and HIALEAH, FL, September 21, 2005 - Dialysis Corporation of America (NasdaqSC:DCAI) and Medicore, Inc. jointly announced that they have completed their merger whereby Medicore, Inc., which owned approximately 56% of Dialysis Corporation of America ("DCA"), merged into DCA. The merger was approved at the annual meetings held earlier today by the respective stockholders of both companies. The merger agreement had been approved by the boards of directors of both companies in June, 2005.

As previously reported, the merger will simplify the corporate structure and enable the ownership of the control interest of DCA to be in the public hands, rather than one controlling party. This merger will also provide DCA with the assets of Medicore to continue to build its dialysis business, and create the opportunity to expand the medical supply operations.

DCA President & CEO, Stephen Everett, commented, "The completion of this merger is the next step in the continued growth and evolution of Dialysis Corporation of America. The foundation that DCA has been built upon was established and nurtured by the employees and management of Medicore who have shown tremendous support for both our company and our industry. That confidence and support has not gone unnoticed and will serve as inspiration as we continue the building and strengthening of our newly merged company."

Pursuant to the Plan of Merger, each share of Medicore common stock outstanding immediately prior to the effective time of the merger has been cancelled and converted into the right to receive 0.68 of a share of common stock of Dialysis Corporation of America. Medicore shareholders of record will be receiving instructions on how to surrender their Medicore stock certificates for new stock certificates of DCA, as well as cash in lieu of factional shares.

Medicore's common stock has traded on the Nasdaq SmallCap market under the symbol MDKI, and will cease trading at the close of business on this date. Medicore's existence as a corporation terminated upon the filing of the Articles of Merger with the Florida Department of State on September 21, 2005. A filing with the Securities and Exchange Commission to deregister Medicore as a reporting entity under the Securities Exchange Act of 1934 is being made.

DCA owns and operates freestanding kidney hemodialysis centers located in Georgia, Maryland, New Jersey, Ohio, Pennsylvania, South Carolina and Virginia, and provides in-hospital dialysis services on a contract basis to certain hospitals located in those states. DCA provides patients with their choice of a full range of quality in-center, acute or at-home hemodialysis services.

This release contains forward-looking statements that are subject to risks and uncertainties that could affect the business and prospects of the company and cause actual results and plans to differ materially from those anticipated. Those factors include, but are not limited to, whether the merger will provide continued growth, certain delays beyond DCA's control with respect to future business events, the highly competitive environment in the establishment and operation of dialysis centers, the ability to develop or acquire additional dialysis facilities, whether patient bases of DCA's facilities can expand to provide profitability, regulation of dialysis operations, government rate determination for Medicare reimbursement, and other risks detailed in DCA's filings with the SEC, particularly as described in DCA's and Medicore's proxy statement/prospectus relating to the merger, and its annual report on Form 10-K/A1 for the fiscal year ended December 31, 2004. Other DCA press releases, corporate profile, corporate governance materials, quarterly and current reports, and other filings with the SEC are available on DCA's internet home page: http://www.dialysiscorporation.com.

CONTACT: For additional information, you may contact Stephen W. Everett, President and CEO of Dialysis Corporation of America, 1302 Concourse Drive, Suite 204, Linthicum, MD 21090; Telephone No. (410) 694-0500.